UNITED STATES

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SCHEDULE 14A

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Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

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FOR IMMEDIATE RELEASE

Esmark Incorporated Responds to Wheeling-Pittsburgh Corporation Press Release

Esmark Chief Executive Officer Reiterates Intent to Present an Alternate Slate of Directors

CHICAGO, July 19, 2006 – Esmark Incorporated (“Esmark”), a steel services company supported by global investor Franklin Mutual Advisers, LLC, today released the following statement from its Chief Executive Officer, James P. Bouchard, in response to a July 18, 2006 press release issued by Wheeling-Pittsburgh Corporation (NASDAQ: WPSC) (“Wheeling-Pitt”):

“We are pleased that the Wheeling-Pitt board has finally responded to Esmark, but are surprised and troubled to see that they have rejected outright a well-capitalized plan that we believe is in the best interests of Wheeling-Pitt and its shareholders. Wheeling-Pitt’s management and board have instead indicated that they are pursuing a ‘strategic alliance’ with a foreign integrated steel producer – stating that they believe it will ‘maximize shareholder value’ – but they have disclosed little information regarding this potential alliance. Since initially disclosing its strategic alliance on May 5, 2006, Wheeling-Pitt has failed to provide its shareholders, employees or customers information regarding this strategic alliance. How, if at all, will this ‘strategic alliance’ improve the capital structure, operational performance and long-term viability of this once great American company? We believe that Wheeling-Pitt’s shareholders are entitled to know this information.

“Given the track record to date of Wheeling-Pitt, we firmly believe that not all of the management and directors of Wheeling-Pitt have acted in the best interests of its shareholders. We will soon file a preliminary proxy statement with the Securities and Exchange Commission that will include our proposed slate of directors. Assuming a vote to elect our slate of directors, we believe that the new board of directors will fairly evaluate our proposed merger plans and allow the shareholders to vote on the merits and benefits of our proposed merger.”

Esmark/2

Esmark plans to host an investor meeting with a dial-in number and Webcast next week, and will advise the investment community on the details for this meeting via press release when they become available.

Esmark Incorporated, together with the other participants as indicated below, intend to file with the SEC a proxy statement and accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the 2006 annual meeting of shareholders of Wheeling-Pitt, which has not yet been scheduled. Esmark urges Wheeling-Pitt shareholders to read the proxy statement in its entirety when it becomes available because it will contain important information, including information on the participants and their interests in Wheeling-Pitt. When filed, the proxy statement will be available at no charge at the SEC’s website at http://www.sec.gov. The participants will provide copies of the proxy statement without charge upon request made to the participants’ proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888) 750-5834. The participants in this proxy solicitation are anticipated to be Esmark Incorporated, the Bouchard Group LLC, James P. Bouchard, Craig T. Bouchard, Franklin Mutual Advisers, LLC and other director nominees included in the proxy statement to be filed with the SEC.

About Esmark

Headquartered in Chicago and founded by the Bouchard Group, Esmark is a steel services family of companies. The mission of Esmark is to establish the benchmark standards for strategic consolidation, operating efficiency and management excellence in the steel sector. More information about Esmark can be found at www.esmark.com.

This press release contains forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the ability to successfully solicit sufficient proxies to elect Esmark’s nominees for director and the ability to achieve anticipated cost savings as a result of the proposed merger, competition in the steel industry, dependence on suppliers of raw materials, and cyclical demand for steel products.

Media Contact:

Bill Keegan, Edelman, 312.240.2624, bill.keegan@edelman.com

For Investors:

Craig T. Bouchard, Esmark, 708.756.0400, ctbouchard@esmark.com